Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 5, 2015.

The Goldman Sachs Group, Inc. $ Basket-Linked Notes due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be March 12, 2021) is based on the performance of an equally weighted basket comprised of the S&P 500® Index (25.00% weighting), the Russell 2000® Index (25.00% weighting), the iShares® MSCI EAFE ETF (25.00% weighting) and the iShares® Emerging Markets ETF (25.00% weighting). The performance of the basket will equal the basket return, which is the increase or decrease from the initial basket level of 100 to the final basket level, which will equal the arithmetic average of the basket closing levels on each of the semi-annual averaging dates (expected to be the 9th of each March and September, commencing on September 9, 2015 and ending on the final averaging date, which will take place on March 9, 2021). The return on your notes will equal the greater of the basket return and 3.00%.  If the final basket level is equal to or less than 103.00% of initial basket level, the amount you will be paid on your notes for each $1,000 face amount of your notes will be equal to $1,030.00.

To determine your payment at maturity, we will calculate the basket return as described above. The basket closing level on each averaging date will equal the sum of the amounts calculated, in respect of each basket underlier, equal to: (i) the closing underlier level divided by (ii) the initial underlier level multiplied by (iii) the applicable initial weighted value. At maturity, for each $1,000 face amount of your notes you will receive an amount of the greater of:

•                  $1,000 plus the product of (i) $1,000 times (ii) the basket return; and

•                  $1,000 plus the product of (i) $1,000 times (ii) 3.00%.

Declines in one or more underliers may offset increases in the other underliers. Because the final basket level is based on the average of the semi-annual basket closing levels, increases in the basket level relative to the initial basket level during one or more semi-annual period may be offset by decreases in the basket level during other semi-annual periods.

The return on your notes is linked in part to the performances of the iShares® MSCI Emerging Markets ETF and the iShares® MSCI EAFE ETF (each of which we refer to as an index fund), and not to the performances of the MSCI Emerging Markets Index or the MSCI EAFE Index (each of which we refer to as an underlying index) on which the index funds are based.  Although the index funds seek results that correspond generally to the performance of their respective underlying index, the index funds follow a strategy of “representative sampling,” which means the index funds’ holdings do not identically correspond to the holdings and weightings of their respective underlying index, and may significantly diverge from their respective underlying index.  Although the index funds generally invest at least 90% of their assets in some of the same securities as those contained in their respective underlying index, they do not hold all of the securities underlying their respective underlying index and may invest the remainder in securities that are not contained in their respective underlying index, or in other types of investments.  Additionally, when the index funds purchase securities not held by their respective underlying index, the index funds may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which their respective underlying index components are not exposed. Therefore, your investment in the notes will not directly track the performance of the underlying indices and there may be significant variation between the performance of the index funds and the indices on which they are based.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page S-10.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $935 and $975 per $1,000 face amount, which will be less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $     per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.    The amount of the excess will decline on a straight line basis over the period from the trade date through                 .

Original issue date:	expected to be March 12, 2015	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

*The original issue price will be        % for certain investors; see “Supplemental Plan of Distribution” on page S-63.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.     dated           , 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-22.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Basket and basket underliers:

Basket Underliers	Bloomberg Ticker	Initial Underlier Level (to be set on the trade date)	Weighting Percentage (%)	Initial Weighted Value
S&P 500® Index	SPX		25	25
Russell 2000® Index	RUT		25	25
iShares® MSCI EAFE ETF	EFA		25	25
iShares® MSCI Emerging Markets ETF	EEM		25	25

Basket indices: the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by S&P Dow Jones Indices LLC, and the Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by the Russell Investment Group (“Russell”)

Basket funds: the iShares® MSCI EAFE ETF (Bloomberg symbol, “EFA UP Equity”) and the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM”)

Underlying index of the iShares® MSCI EAFE ETF:  the MSCI EAFE Index

Underlying index of the iShares® MSCI Emerging Markets ETF:  the MSCI Emerging Markets Index

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 or integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you for your notes on the stated maturity date will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-12 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: the notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, it is the opinion of Sidley Austin LLP that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income.

Cash settlement amount (on the stated maturity date):  for each $1,000 face amount of your notes, we will pay you on the stated maturity date, an amount in cash of the greater of:

•                  $1,000 plus the product of (i) $1,000 times (ii) the basket return; and

•                  $1,000 plus the product of (i) $1,000 times (ii) the minimum return

Minimum return:  3.00%

Initial underlier level (to be set on the trade date): with respect to each basket underlier, the closing level of such basket underlier on the trade date, as set forth in the table above

Closing underlier level:  with respect to each basket underlier, the closing level of such basket underlier on each of the averaging dates, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Underlier” on page S-24 and, in the case of the basket funds, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments for the Basket Funds” on page S-27

Closing level:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-26

Initial basket level:  100

Initial weighted value:  with respect to each basket underlier, the product of (i) the weighting percentage of such basket underlier times (ii) the initial basket level

Final basket level:  the arithmetic average (as determined by the calculation agent) of the basket closing levels on each of the averaging dates

Basket closing level:  the sum of the amounts calculated, in respect of each basket underlier, equal to: (i) the closing underlier level for such basket underlier divided by (ii) the initial underlier level for such basket underlier multiplied by (iii) the initial weighted value for such basket underlier, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Underlier” on page S-24

Basket return:  the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Defeasance: not applicable

No listing:  the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  as described on page S-26

Trading day:  as described on page S-26

Trade date:  expected to be March 9, 2015

Original issue date (settlement date) (to be set on the trade date): expected to be March 12, 2015

Stated maturity date (to be set on the trade date):  expected to be March 12, 2021, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-23

Averaging dates (to be set on the trade date):  expected to be the 9th of each March and September, commencing on September 9, 2015 and ending on the determination date, in each case subject to adjustment as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Averaging Dates” on page S-23

Determination date (to be set on the trade date):  the last averaging date, expected to be March 9, 2021, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-23

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.: 38147QVU7

ISIN no.: US38147QVU74

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance

Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table, examples and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the averaging dates could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on any averaging date.  The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket underliers and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page PS-10 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Initial basket level	100

Minimum return	3.00%

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on any of the originally scheduled averaging dates

No change in or affecting (i) any of the underlier stocks, (ii) the methods by which any underlier sponsor calculates the basket index or the underlying index for a basket fund or (iii) the policies of the investment advisor of any basket fund

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier levels of the basket underliers that will serve as the baselines for determining the basket return and the amount that we will pay on your notes at maturity. We will not do so until the trade date.  As a result, the actual initial underlier levels of the basket underliers may differ substantially from the current level of such basket underlier prior to the trade date and may be higher or lower than the actual closing level of each basket underlier on the trade date. They may also differ substantially from the level of such basket underlier at the time you purchase your notes.

For these reasons, the actual performance of the basket over the life of your notes, particularly on each of the averaging dates, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical basket underlier levels shown elsewhere in this prospectus supplement. For information about the historical levels of the basket underliers during recent periods, see “The Basket Underliers —Historical Closing Levels of the Basket Underliers” on page S-51. Before investing in the notes, you should consult publicly available information to determine the basket underlier levels between the date of this prospectus supplement and the date of your purchase of the notes.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 103.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 103.00% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as % of Initial Basket Level)	Hypothetical Cash Settlement Amount (as % of Face Amount)
150.00%	150.00%
145.00%	145.00%
130.00%	130.00%
125.00%	125.00%
110.00%	110.00%
103.00%	103.00%
101.00%	103.00%
100.00%	103.00%
90.00%	103.00%
70.00%	103.00%
50.00%	103.00%
20.00%	103.00%
0.00%	103.00%

If, for example, the final basket level were determined to be 50.00% of the initial basket level, the case settlement amount that we would deliver on your notes at maturity would be 103.00% of the face amount of your notes, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of equal to or less than 103.00% would result in a hypothetical cash settlement amount of 103.00% of the face amount of your notes.

Hypothetical Cash Settlement Amount as % of Face Amount
200%
150%
103%
100%
50%
0%
Note Performance
Basket Performance
103%
0%
50%
100%
150%
200%
Hypothetical Final Basket Level as % of Initial Basket Level

The examples below demonstrate how changes in the basket closing levels on the averaging dates may affect the payment amount that you will receive on the stated maturity date for each $1,000 face amount of your notes, based on the assumptions noted below.  The examples below illustrate the basket closing levels for each of the averaging dates.  The hypothetical basket returns below are rounded to the nearest one-thousandth of a percent.

Scenario 1

Initial Basket Level	100
Basket Closing Level, 1st Averaging Date	85
Basket Closing Level, 2nd Averaging Date	75
Basket Closing Level, 3rd Averaging Date	70
Basket Closing Level, 4th Averaging Date	70
Basket Closing Level, 5th Averaging Date	70
Basket Closing Level, 6th Averaging Date	70
Basket Closing Level, 7th Averaging Date	65
Basket Closing Level, 8th Averaging Date	100
Basket Closing Level, 9th Averaging Date	110
Basket Closing Level, 10th Averaging Date	115
Basket Closing Level, 11th Averaging Date	125
Basket Closing Level, 12th Averaging Date	130
Hypothetical Final Basket Level (Assuming a Total of 12 Averaging Dates)	90.417
Hypothetical Basket Return	-9.583%

Hypothetical Cash Settlement Amount at Maturity on a $1,000 Face Amount	$1,030.00

In the first scenario, the basket closing level is lower than the initial basket level on each of the first seven averaging dates and returns to the initial basket level on the eighth averaging date.  The basket closing level then is higher than the initial basket level on each subsequent averaging date, eventually reaching a level on the final averaging date that is 30.00% higher than the initial basket level.  However, due to the decrease in the basket closing level relative to the initial basket level on each of the first seven averaging dates, the final basket level, which is the arithmetic average (as determined by the calculation agent) of the basket closing levels on each of the averaging dates, is lower than the initial basket level.  At maturity, you will receive $1,030.00 for each $1,000 face amount of your notes.  The return on your notes at maturity represents the minimum return.

Scenario 2

Initial Basket Level	100
Basket Closing Level, 1st Averaging Date	80
Basket Closing Level, 2nd Averaging Date	120
Basket Closing Level, 3rd Averaging Date	80
Basket Closing Level, 4th Averaging Date	120
Basket Closing Level, 5th Averaging Date	80
Basket Closing Level, 6th Averaging Date	120
Basket Closing Level, 7th Averaging Date	80
Basket Closing Level, 8th Averaging Date	120
Basket Closing Level, 9th Averaging Date	80
Basket Closing Level, 10th Averaging Date	120
Basket Closing Level, 11th Averaging Date	80
Basket Closing Level, 12th Averaging Date	120
Hypothetical Final Basket Level (Assuming a Total of 12 Averaging Dates)	100.00
Hypothetical Basket Return	0.00%
Hypothetical Cash Settlement Amount at Maturity on a $1,000 Face Amount	$1,030.00

In the second scenario, the basket closing level fluctuates dramatically from one averaging date to the next averaging date.  The increases in the basket closing level on some of the averaging dates are offset by decreases in the basket closing level on the other averaging dates.  As a result, the final basket level is equal to the initial basket level.  At maturity, you will receive only $1,030.00 for each $1,000 face amount of the notes, even though the basket closing level on the last averaging date increased by 20.00% from the initial basket level. The return on your notes at maturity represents the minimum return.

Scenario 3

Initial Basket Level	100
Basket Closing Level, 1st Averaging Date	105
Basket Closing Level, 2nd Averaging Date	110
Basket Closing Level, 3rd Averaging Date	115
Basket Closing Level, 4th Averaging Date	120
Basket Closing Level, 5th Averaging Date	120
Basket Closing Level, 6th Averaging Date	125
Basket Closing Level, 7th Averaging Date	130
Basket Closing Level, 8th Averaging Date	130
Basket Closing Level, 9th Averaging Date	135
Basket Closing Level, 10th Averaging Date	135
Basket Closing Level, 11th Averaging Date	135

Basket Closing Level, 12th Averaging Date	75
Hypothetical Final Basket Level (Assuming a Total of 12 Averaging Dates)	119.583
Hypothetical Basket Return	19.583%
Hypothetical Cash Settlement Amount at Maturity on a $1,000 Face Amount	$1,195.83

In the third scenario, the basket closing level increases on the first eleven averaging dates, but decreases to a level that is 25.00% lower than the initial basket level on the last averaging date. Even though the basket closing level steadily increases over most averaging dates, the dramatic decrease in the basket closing level on one averaging date has a large impact on the final basket level. At maturity, for each $1,000 face amount of your notes, you will receive $1,195.83. The hypothetical return on the notes at maturity represents an approximately 19.583% increase above the $1,000 face amount.

The cash settlement amounts shown above are entirely hypothetical; they are based on basket closing levels that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous. In addition, the examples above illustrate hypothetical cash settlement amounts based on each of the averaging dates, assuming that they are not redeemed prior to maturity.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-12.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a zero coupon bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial level of each basket underlier, which we will set on the trade date, and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the tables, examples and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014 and in the accompanying prospectus supplement dated September 15, 2014.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness.

These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of each basket underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even though the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

A Decrease in the Level of a Basket Underlier on One Averaging Date May Offset Increases in the Level of such Basket Underlier on Other Averaging Dates

The cash settlement amount that you may receive on the stated maturity date is based on the performance of the basket underliers on each of the averaging dates.  The decreases and increases in the level of each basket underlier from the initial underlier level to the closing underlier level on each averaging date will be averaged to determine the basket return and the cash settlement amount.  Thus, even if the level of a basket underlier increases over several averaging dates, a large decline in the level of such basket underlier on or prior to one averaging date may offset any increases that occurred on other averaging dates and will reduce the cash settlement amount amount you receive on the stated maturity date.

The Cash Settlement Amount on Your Notes Is Linked to the Closing Levels of the Basket Underliers on Semi-Annual Averaging Dates

The basket return will be based on the arithmetic average of the closing levels of equally weighted basket underliers on each of the semi-annual averaging dates (each of which is subject to postponement in case of market disruption events or non-trading days), and therefore not the simple performance of the basket underliers over the life of your notes. For example, even if the closing level of a basket underlier dramatically surged on the last averaging date (in other words, the determination date), that surge is only with respect to one averaging date and may be offset by declines in the closing levels of such basket underlier on other averaging dates.  As a result, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing levels of the basket underliers on the determination date.

The Averaging Dates Occur Semi-Annually During the Life of the Notes

The cash settlement amount that will be paid on your notes will not be affected by the closing levels of the basket underliers on any dates other than on each of the averaging dates. See “—The Cash Settlement Amount on Your Notes Is Linked to the Closing Levels of the Basket Underliers on the Semi-Annual Averaging

Dates” above.   While the averaging dates occur semi-annually during the life of the notes, the basket underliers may be subject to significant fluctuation between the averaging dates over the 6-year period.  Therefore, there is a possibility that any given averaging date may fall on a date where the closing levels of the basket underliers are significantly lower than at other times during such applicable six-year period.  Thus, you will not benefit from any appreciation in the levels of the basket underliers from one averaging date to the next, except to the extent there is also appreciation in those levels from the initial underlier levels, and the return amount for your notes may be significantly lower than it would have been if the averaging dates occurred on consecutive days or on different dates.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Underliers in the Basket

The basket is comprised of two equity indices and two exchange-traded funds that are equally weighted. Declines in the level of one basket underlier may offset increases in the levels of the other underliers in the basket. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the supplemental amount in respect of your notes at maturity.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the levels of the basket underliers;

•                 the volatility – i.e., the frequency and magnitude of changes – in the levels of the basket underliers;

•                  the dividend rates of the stocks underlying the basket underliers;

•                  economic, financial, legislative, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the basket underliers, and which may affect the closing levels of the basket underliers;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the basket underliers based on their historical performance. The actual performance of the basket underliers over the life of the offered notes and the cash settlement amount paid on the stated maturity date, as the case may be, may bear little or no relation to the historical closing levels of the indices or to the hypothetical examples shown elsewhere in this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Levels of the Basket Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the basket underliers. Changes in the levels of the basket underliers may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket underliers.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket underliers or the stocks underlying the basket underliers, which we refer to as underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest averaging date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of a basket underlier or the underlier stocks.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of a basket underlier— directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the basket underliers or underlier stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of a basket underlier or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the basket underliers or underlier stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the basket underliers or underlier stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the basket underliers or underlier stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of Basket Underliers or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of each basket underlier or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the basket underliers or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the basket underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the basket underliers or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, basket underliers, underlier stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Basket Underliers or Underlier Stocks, as Applicable

Each underlier sponsor calculates the level of the applicable basket underlier by reference to the prices of the stocks included in the applicable basket underlier, without taking account of the value of dividends paid on those stocks. In addition, the level of the basket is calculated with taking into account the value of the dividends or other distributions that may be paid on any basket funds. Therefore, the return on your notes will not reflect the return you would realize if you actually owned those basket funds or the stocks included in each basket underlier and received the dividends or distributions paid on those stocks or basket funds. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers. See “— You Have No Shareholder Rights or Rights to Receive Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Shares of a Basket Underlier or Any Underlier Stock, as Applicable

Investing in your notes will not make you a holder of any shares of a basket underlier (in the case of a basket fund) or the underlier stocks of any basket underlier (in the case of a basket index or a basket fund).  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier or the stocks comprising a basket underlier or any other rights with respect to a basket underlier or the stocks comprising  a basket underlier, as applicable.  Your notes will be paid in cash, and you will have no right to receive delivery of any shares of the basket underlier or the stocks comprising a basket underlier, as applicable.

The Policies of an Underlier Sponsor and Changes that Affect a Basket Index or An Underlier’s Index or the Underlier Stocks Comprising a Basket Underlier or an Underlier Index, Could Affect the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes

The policies of an underlier sponsor concerning the calculation of the level of a basket index and each underlying index, additions, deletions or substitutions of the underlier stocks comprising such basket index or underlying index, and the manner in which changes affecting the underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of a basket index or underlying index, could affect the level of the applicable basket index or underlying index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if an underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the applicable basket index or underlying index, or if any underlier sponsor discontinues or suspends calculation or publication of the level of the applicable basket index or underlying index, in which case it may become difficult to determine the market value of your notes. If events such as these occur on any averaging date, the calculation agent may determine the closing level of the applicable basket index or underlying index on the applicable averaging dates — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the levels of the basket underliers on the applicable averaging dates and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Underlier” on page S-24 and “Specific Terms of Your Notes — Role of Calculation Agent” on page S-25.

The Policies of the Investment Advisors of the Basket Funds Could Affect the Amount Payable on Your Notes and Their Market Value

The investment advisor of any basket fund (or trustee of a basket fund that is a unit investment trust) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies concerning the calculation of the net asset value of that basket fund, additions, deletions or substitutions of securities in that basket fund and the manner in which changes affecting the underlying index for that basket fund are reflected in that basket fund that could affect the market price of the shares of that basket fund, and therefore, the cash settlement amount payable on your notes on the maturity date. The cash settlement amount payable on your notes and their market value could also be affected if that investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of that basket fund, or if that investment advisor discontinues or suspends calculation or publication of the net asset value of that basket fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the closing level of that basket fund on each averaging date — and thus the amount payable on the maturity date — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level on any averaging date and the amount payable on your notes more fully under “Specific Terms of Your Notes — Role of Calculation Agent” on page S-25 of this prospectus supplement.

In addition, the underlier sponsor of the underlying index of any basket fund owns each underlying index and is responsible for the design and maintenance of that underlying index. The policies of an underlier sponsor concerning the calculation of a particular underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in that underlying index, could affect the level of that underlying index and, consequently, could affect the market prices of shares of the related basket fund and, therefore, the cash settlement amount payable on your notes and their market value.

There Are Risks Associated With Each of the Basket Funds

Although the shares of both the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are listed for trading on the NYSE Arca, Inc. (the “NYSE Arca”), a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, and there is no assurance that an active trading market will continue for the shares of any basket fund or that there will be liquidity in the trading market.

In addition, each basket fund is subject to management risk, which is the risk that the basket fund investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, a basket fund investment advisor may select a portion of such basket fund’s assets to be invested in securities that are not included in its underlying index.  No basket fund is actively managed and each basket fund may be affected by a general decline in market segments relating to the respective underlying index.  Each basket fund investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The basket fund investment advisors do not attempt to take defensive positions in declining markets.

In addition, the basket funds are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Each Basket Fund and Each Underlying Index are Different and the Performance of Each Basket Fund May Not Correlate With the Performance of its Underlying Index

The iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF use a representative sampling strategy (more fully described under “The Basket Underliers — iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF”) to attempt to track the performance of its underlying index. The iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performances of the iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF are generally linked to the performance of its underlying indices, the performances of the iShares® MSC EAFE ETF and iShares® MSCI Emerging Markets ETF are also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with its underlier investment advisor.

Imperfect correlation between a basket fund’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of a basket fund’s performance from that of its underlying index.

In addition, the performance of each basket fund will reflect additional transaction costs and fees that are not included in the calculation of the applicable underlying index and this may increase the tracking error of such basket fund. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between each basket fund and its underlying index. Finally, because the shares of each basket fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of a basket fund may differ from the net asset value per share of that basket fund.

For all of the foregoing reasons, the performance of each basket fund may not correlate with the performance of its underlying index. Consequently, the cash settlement amount payable on your notes will not be the same as investing directly in each basket fund or in each underlying index or in any of the underlier stocks or in any of the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of each underlying index.

Investment in the Offered Notes Is Subject to Risks Associated With Foreign Securities Markets

You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the basket funds may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The basket funds hold assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the basket funds that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of a basket fund may not increase even if the non-dollar value of the asset held by such basket fund increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•                  existing and expected rates of inflation;

•                  existing and expected interest rate levels;

•                  the balance of payments among countries;

•                  the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•                  other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and levels of the basket funds could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Past Basket Underlier Performance is No Guide to Future Performance

The actual performance of the basket underliers over the life of the notes, as well as the amount payable at maturity may bear little relation to the historical closing levels of the basket underliers or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the indices.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As of the date of this prospectus supplement, we have appointed Goldman, Sachs & Co. as the calculation agent for your notes. As calculation agent for your notes, Goldman, Sachs & Co. will make all determinations regarding the initial underlier levels; closing levels of the basket underliers; final basket level; basket return; market disruption events; successor underliers; the averaging dates; the determination date; the stated maturity date; business days and trading days; the cash settlement amount; and any other determination as applicable or specified herein. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of any of the basket underliers. The exercise of this discretion by the calculation agent could adversely affect the value of your notes. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone Any Averaging Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that, on a day that would otherwise be an averaging date, a market disruption event has occurred or is continuing with respect to a basket underlier or if such date is not a trading day, the applicable averaging date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Specific Terms of Your Notes— Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-23.  If any averaging date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day with respect to such basket underlier, such day will nevertheless be the applicable averaging date.

If the final averaging date is postponed as a result of any of the foregoing, the stated maturity date for your notes will also be postponed, as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-23.  In such a case, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  If the closing level of a basket underlier is not available on any averaging date because of a market disruption event, a non-trading day or for any other reason (except as described under “Specific Terms of Your Notes — Discontinuance or Modification of a Basket Underlier” on page S-24), in certain circumstances the calculation agent will determine the closing level of such basket underlier, based on its assessment, made in its sole discretion, of the levels of applicable basket underlier on such day, as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Except to the Extent The Goldman Sachs Group, Inc. Is One of the 500 Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsors and Us, and We Are Not Responsible For Any Disclosure By the Underlier Stock Issuers or the Underlier Sponsors

The common stock of The Goldman Sachs Group, Inc. is one of the 502 index stocks comprising the S&P 500® Index. We are not otherwise affiliated with the issuers of the underlier stocks or the underlier sponsors.  As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the underlier sponsors or the underlier stock issuers.  Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the basket underliers or any of the other underlier stock issuers. You, as an investor in your notes, should make your own investigation into the indices and the underlier stock issuers.  See “The Basket Underliers” below for additional information about each basket underlier.

Neither the underlier sponsors nor any of the other underlier stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes.  Thus, neither the underlier sponsors nor any of the other underlier stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences”

below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, relating to Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Basket Indices, Basket Funds, Underlying Indices and Investment Advisors

When we refer to a basket index, we mean the applicable basket index included in the basket specified on the front cover page. When we refer to a basket fund, we mean the applicable basket fund included in the basket specified on the front cover page. When we refer to an underlying index with respect to a basket fund, we mean the index underlying the basket fund. When we refer to an investment advisor with respect to a basket fund as of any time, we mean the entity, including any successor entity, that manages the basket fund.

Basket Underliers, Underlier Sponsors and Underlier Stocks

In this prospectus supplement, when we refer to a basket underlier, we mean the applicable basket index or basket fund included in the basket specified on the front cover page, or any successor underliers as they may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of a Basket Underlier” below. When we refer to an underlier sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable basket index or underlying index as then in effect.  When we refer to the underlier stocks as of any time, we mean the stocks that comprise the applicable basket index or underlying index as then in effect, after giving effect to any additions, deletions or substitutions.

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Payment of Principal on Stated Maturity Date

For each $1,000 face amount of your notes, we will pay you on the stated maturity date, an amount in cash equal of the greater of:

•                  $1,000 plus the product of (i) $1,000 times (ii) the basket return times; and

•                  $1,000 plus the product of (i) $1,000 times (ii) the minimum return

The basket return is equal to the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

The initial basket level is 100.  The final basket level will equal the arithmetic average of the basket closing levels on each of the averaging dates.

The basket closing level on each averaging date will equal the sum of the amounts calculated, with respect to each basket underlier, equal to: (i) the closing underlier level, which is the closing level of such basket underlier on such averaging date, divided by (ii) the initial underlier level (which will be set on the trade date) for such basket underlier, multiplied by (iii) the applicable initial weighted value, in each case subject to adjustment.

The initial underlier level with respect to each basket underlier will be set on the trade date and will equal the closing level of each such basket underlier on such date.  The closing underlier level with respect to each basket underlier will equal the closing level of such basket underlier on each of the averaging dates, subject to adjustments as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of a Basket Underlier” below.

The initial weighted values of the S&P 500® Index, the Russell 2000® Index, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are 25 each.

Stated Maturity Date

The stated maturity date is expected to be March 12, 2021, unless that day is not a business day, in which case the stated maturity date will be the next following business day.  If the last averaging date is postponed as described under “— Averaging Dates” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled date for such averaging date to and including the postponed averaging date.

Averaging Dates

The averaging dates (which will be determined on the trade date) are expected to be the 9th of each March and September commencing on September 9, 2015 (the last averaging date will be the determination date, which is expected to be March 9, 2021), unless the calculation agent determines that a market disruption event occurs or is continuing with respect to a basket underlier on those days or any of those days are not trading days.  In the event of a non-trading day with respect to any basket index or basket fund, the affected averaging date will be the first following trading day for all basket indices and basket funds. In the event of a market disruption event with respect to a basket underlier, the affected averaging date will be the first following trading day with respect to such basket index or basket fund on which the calculation agent determines that a market disruption event with respect to such basket index or basket fund does not occur and is not continuing. In no event, however, will an averaging date be postponed by more than three scheduled trading days, or, in the case of the last averaging date, beyond the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If a market disruption event with respect to any basket underlier occurs or is continuing on the last possible day for any given averaging date or such last possible day is not a trading day with respect to such basket index or basket fund, that day will nevertheless be the applicable averaging date and, in the case of the last averaging date, the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a non-trading day occurs with respect to any basket underlier on an originally scheduled averaging date, then the applicable averaging date will be postponed as described under “— Averaging Dates” above.  If the last averaging date is postponed as a result of the foregoing, the stated maturity date for your notes may also be postponed, as described under “— Stated Maturity Date” above.  If an averaging date is postponed to the last possible averaging date due to the occurrence of serial non-trading days, the level of the basket underliers will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed averaging date.

If any averaging date is postponed due to a market disruption event, the basket closing level for the applicable averaging date will be calculated based on (i) the closing level of each of the basket underliers that is not affected by the market disruption event, if any, on the applicable originally scheduled averaging date, (ii) the closing level of each basket underlier that is affected by the market disruption event on the first trading day for such basket underlier following the applicable originally scheduled averaging date on which no market disruption event exists for that basket underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the level of the basket underlier on the last possible postponed averaging date with respect to each basket underlier as to which a market disruption event or non-trading day with respect to such basket underlier continues through the last possible postponed averaging date.

Discontinuance or Modification of a Basket Underlier

If, with respect to a basket index, the underlier sponsor discontinues publication of the applicable basket index or, with respect to a basket fund, the basket fund is delisted from the exchange on which the basket fund has its primary listing, and such basket underlier sponsor, if applicable, or anyone else publishes a substitute basket underlier that the calculation agent determines is comparable to the applicable basket underlier or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute basket underlier.  We refer to any substitute basket underlier approved by the calculation agent as a successor basket underlier.

If the calculation agent determines that, with respect to a basket index, the publication of the basket underlier is discontinued, or with respect to a basket fund,  the basket fund is delisted or withdrawn from the exchange on which the basket fund has its primary listing, and there is no successor basket underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable basket underlier.

If the calculation agent determines that a basket underlier, the underlier stocks comprising a basket underlier or the method of calculating a basket underlier is changed at any time in any respect — including any split or reverse split of the applicable basket underlier as described under “— Anti-dilution Adjustments for Exchange-Traded Funds” below, any addition, deletion or substitution and any reweighting or rebalancing of the applicable basket underlier or of the underlier stocks, and whether the change is made by the applicable basket underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the applicable underlier stocks or their issuers, or is due to any other reason — and is not otherwise reflected in the level of the applicable basket underlier by the applicable basket underlier sponsor pursuant to the applicable basket underlier methodology described under “The Basket Underliers” below, then the calculation agent will be permitted (but not required) to make such adjustments in the applicable basket underlier or the method of its calculation and the applicable basket underlier weightings as it believes are appropriate to ensure that the basket underlier level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the initial underlier levels; the closing underlier levels; closing levels of the basket underliers; final basket level; basket return; market disruption events; successor underliers; the averaging dates; the determination date; the stated maturity date; the cash settlement amount; business days and trading days; the cash settlement amount payable on your notes at maturity; and any other determination as applicable or specified herein.  The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of any of the basket underliers.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 19 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the basket indices, we mean a day on which (i) the applicable principal securities markets for all of the underlier stocks that comprise such basket underlier are open for trading, (ii) the underlier sponsor for such basket underlier is open for business and (iii) such basket underlier is calculated and published by the applicable underlier sponsor.

When we refer to a trading day with respect to a basket fund, we mean a day on which (i) the exchange on which such fund underlier has its primary listing is open for trading and (ii) the price of one share of the basket fund is quoted by the exchange on which such basket fund has its primary listing.

Closing Level

When we refer to the closing level of the Russell 2000® Index on any trading day, we mean the closing level of the Russell 2000® Index or any successor basket index reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day for that basket index.  Currently, whereas the underlier sponsor publishes the official closing level of the basket index to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places.  As a result, the closing level of the Russell 2000® Index reported by Bloomberg Financial Services may be lower or higher than the official closing level of the Russell 2000® Index published by the underlier sponsor.

When we refer to the closing level for the S&P 500® Index on any trading day, we mean the official closing level of the S&P 500® Index or any successor basket index published by the underlier sponsor on such trading day.

When we refer to the closing level of either basket fund on any trading day, we mean the closing sale price or last reported sale price, regular way, for the basket fund, on a per-share or other unit basis:

•                  on the principal national securities exchange on which that basket fund is listed for trading on that day, or

•                  if the basket fund is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that basket fund.

If a basket fund is not listed or traded as described above, then the closing level for that basket fund on any day will be the average, as determined by the calculation agent, of the bid prices for such basket fund obtained from as many dealers in that basket fund selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Anti-dilution Adjustments for the Basket Funds

The calculation agent will have discretion to adjust the closing level of any basket fund if certain events occur.  Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed.  Generally, exchange traded funds (other than commodities based exchange traded funds) are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements.  In the event that any event other than a delisting or withdrawal from the relevant exchange occurs with respect to a basket fund, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of the basket fund or any other term.  The calculation agent shall have no obligation to make an adjustment for any such event.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event with respect to a basket index:

•                  a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the basket index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the basket index or to underlier stocks constituting 20% or more, by weight, of such basket index, in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  underlier stocks constituting 20% or more, by weight, of the basket index, or option or futures contracts, if available, relating to the basket index or to underlier stocks constituting 20% or more, by weight, of the basket index, do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” on page S-30.

The following events will not be market disruption events with respect to a basket index:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the applicable basket index or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock, or on which option or futures contracts, if available, relating to any basket index or any underlier stock of such basket index, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock of such basket index or in option or futures contracts, if available, relating to such basket index or any underlier stock of such basket index, in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market, or

•                  an imbalance of orders relating to that underlier stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

With respect to any given trading day, any of the following will be a market disruption event with respect to a basket fund:

•                  a suspension, absence or material limitation of trading in the basket fund on its primary market for more than two consecutive hours of trading or during the one half-hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•                  a suspension, absence or material limitation of trading in option or futures contracts relating to the basket fund in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  the basket fund does not trade on what was the primary market for the basket fund, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” on page S-30.

The following events will not be market disruption events with respect to a basket fund:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in option or futures contracts relating to the basket fund.

For this purpose, an “absence of trading” in the primary securities market on which shares of the basket fund are traded, or on which option or futures contracts, if available, relating to the basket fund are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the basket fund or in option or futures contracts, if available, relating to the basket fund in the primary market for that basket fund or those contracts, by reason of:

•                  a price change exceeding limits set by that market, or

•                  an imbalance of orders relating to the shares of the basket fund or those contracts, or

•                  a disparity in bid and ask quotes relating to the shares of the basket fund or those contracts,

will constitute a suspension or material limitation of trading in shares of the basket fund or those contracts in that market.

A market disruption event with respect to one or more basket underliers will not, by itself, constitute a market disruption event for the remaining unaffected basket underlier or basket underliers.

As is the case throughout this prospectus supplement, references to a basket underlier in this description of market disruption events (whether a basket index or a basket fund) includes the applicable basket underlier and any successor basket underlier as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates of ours expect to enter into hedging transactions on or before the trade date involving purchases of the basket funds or the listed or over-the-counter options, futures and/or other instruments linked to any one or more of the basket underliers or the underlier stocks.  In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to any one or more of the basket underliers or the underlier stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates

•                  expect to acquire or dispose of positions in the basket funds or listed or over-the-counter options, futures or other instruments linked to any one or more of the basket underliers or some or all underlier stocks,

•                  expect to acquire, or dispose of positions in the basket funds or in listed or over-the-counter options, futures or other instruments linked to basket underliers or some or all of the underlier stocks,

•                  may take or dispose of positions in the securities of the underlier stock issuers themselves,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and /or

•                  may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other index-linked notes with returns linked to the basket underliers or the underlier stocks.  We expect these steps to involve sales of instruments linked to the basket underliers or the underlier stocks on or shortly before any averaging date.  These steps also may involve sales and/or purchases of some or all of the basket funds or listed or over-the-counter options, futures or other instruments linked to any one or more of the basket underliers, some or all of the underlier stocks or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE BASKET UNDERLIERS

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P”) chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following website: http://www.spindices.com/indices/equity/sp-500.  We are not incorporating this website or any material included on such website into this prospectus supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted market capitalization of $5.3 billion or more; the ratio of annual dollar value traded in the proposed constituent to float adjusted market capitalization of that company should be 1.00 or greater; the company should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer, a company whose U.S. portion of fixed assets and revenues constitutes a plurality of the total, a company with a primary listing of the common stock on the NYSE (including NYSE Arca and NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market and a corporate governance structure consistent with U.S. practice); the proposed constituent has a public float of 50% or more of its stock; the inclusion of the company will contribute to sector balance in the index relative to sector balance in the market as a whole; financial viability (the sum of the most recent four consecutive quarters’ as-reported earnings should be positive as should the most recent quarter and operationally justifiable leverage for the proposed constituent’s industry and business model); and, for IPOs, a seasoning period of six to twelve months. Certain types of securities are always excluded, including business development companies (BDCs), limited partnerships, master limited partnerships, OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights, American depositary receipts (ADRs), American depositary shares (ADSs) and master limited partnership investment trust units. Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Companies that experience a trading halt may be retained or deleted in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

S&P has announced that it expects that, effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the S&P 500® Index.  Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded.

As of February 20, 2015, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.35%), Consumer Staples (9.69%), Energy (8.27%), Financials (16.03%), Health Care (14.70%), Industrials (10.40%), Information Technology (19.92%), Materials (3.30%), Telecommunication Services (2.30%) and Utilities (3.04%).  (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregate methodology.  The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below.  The “market value” of any index stock is the product of the market price per share of that stock times the number of the then outstanding shares of such index stock that are then included in the S&P 500® Index.

The S&P 500® Index is also sometimes called a “base-weighted index” because of its use of a divisor.  The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below.  The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors, private equity, venture capital, special equity firms, publicly traded companies that hold shares in another company, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (except government retirement or pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than mutual funds, exchange-traded fund providers, asset managers, pension plans and other institutional investors) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations. Although global consistency is preferred wherever possible, in jurisdictions where companies report holdings of higher than 5% and no holdings data at the 5% threshold is available, the float calculation will be based on the reporting level required in the non-U.S. jurisdiction.

The exclusion is accomplished by calculating an Investable Weight Factor (IWF) for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by control holders. In most cases, an IWF is reported to the nearest one percentage point.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index.  Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count.  If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event.  In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, public availability of data, local market practice, and whether the change represents more than 5% of the float-adjusted share count. Changes as a result of mergers or acquisitions are implemented when the transaction occurs, regardless of the size of the change to the number of shares. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below. Changes in a constituent’s float-adjusted shares of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are implemented as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced after the market close on Fridays for implementation after the close of trading on the following Friday. For smaller changes, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the S&P 500® Index as required by any changes in the float-adjusted number of shares outstanding. S&P implements a share freeze the week leading to the effective date of the quarterly share count updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the float-adjusted share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed by S&P on a weekly basis, and when appropriate, an immediate adjustment is made to the divisor.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index.  Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action.  This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  Several types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?
Stock split	Yes – share count is revised to reflect new count	No – share count and price changes are off-setting
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization

Spin-off if spun-off company is not being added to the S&P 500® Index	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)

Spin-off if spun-off company is being added to the S&P 500® Index and no company is being removed	No	No

Spin-off if spun-off company is being added to the S&P 500® Index and another company is being removed	No	Yes – divisor adjustment reflects deletion

Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the	No	Yes – divisor is adjusted by the net change

S&P 500® Index		in market value
Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index under certain limited circumstances.  S&P may recalculate and republish the S&P 500® Index if it determines that the S&P 500® Index is incorrect or inconsistent within two trading days of the publication of the index level because of an incorrect or revised closing price, missed corporate event, late announcement of a corporate event, incorrect application of corporate action or index methodology or for such other extraordinary circumstances that the S&P Index Committee determines is necessary to reduce or avoid a possible market impact or disruption.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. If there is a failure or interruption on one or more exchanges, real time calculations switch to the “Composite Tape” for all securities listed on the affected exchange and an announcement is published on the S&P Dow Jones Indices website at www.spdji.com. If the interruption is not resolved before the market close and the exchange(s) in question publishes a list of closing prices, those prices are used. If no list is published, the last trade as of 4 p.m. Eastern Time on the “Composite Tape” is used (or the previous close adjusted for corporate actions if no intraday trades were reported). A notice is published on the S&P website at www.spdji.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unscheduled Market Closures

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the S&P 500® Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The S&P 500® Index will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the S&P 500® Index for that day.

License Agreement

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by The Goldman Sachs Group, Inc. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investment Group (“Russell”) that measures the composite price performance of stocks of 2,000 companies in the U.S. equity market. It is generally considered to be a “small-cap” index. Additional information about the Russell 2000® Index is available on the following website: http://www.russell.com/Indexes/data/ fact_sheets/us/Russell_2000_Index.asp. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of February 20, 2015, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses):Consumer Discretionary (14.54%), Consumer Staples (2.89%), Financial Services (24.83%), Health Care (15.63%), Materials & Processing (6.64%), Other Energy (3.19%), Producer Durables (13.14%), Technology (14.66%) and Utilities (4.48%).  (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest companies, or 98% based on market capitalization, of the investable U.S. equity market. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index.

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of Constituent Stocks of the Russell 2000® Index

The Russell 2000® Index is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on the last trading day of May of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000® Index, if that company incorporates in, has its headquarters in and also trades in the United States.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is  in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. ADRs and ADSs are not eligible for inclusion in the Russell 2000® Index.

Exclusions from the Russell 2000® Index

Russell specifically excludes the following companies and securities from the Russell 2000® Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with 5% or less float); (v) bulletin board, pink sheets or over-the-counter traded securities; and (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders.

Initial List of Eligible Securities

The primary criterion Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and, consequently, the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the last trading day in May for those securities being considered at annual reconstitution.  IPOs may be added between constitutions as noted below.  All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 2000® Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the month of May is equal to or greater than $1.00.

Annual Reconstitution

The Russell 2000® Index is reconstituted annually by Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will be effective on the preceding Friday. A full calendar for reconstitution is made available each spring. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the index stocks relative to the capitalization on a base date. This discussion describes the “price return” calculation of the Russell 2000® Index. The current Russell 2000® Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. The ending period index value, for purposes of calculating the Russell 2000® Index value, on any date is determined by adding the market values of the index stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded and NASDAQ stocks. In the event of a market disruption resulting in any index stock price to be unavailable, Russell will generally use the last reported price for such index stock for the purpose of performance calculation.

Constituent stocks of the index are weighted in the Russell 2000® Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by Russell. Russell determines shares available to the public for purchase based on information recorded in corporate filings with the Securities and Exchange Commission and other reliable sources in the event of missing or questionable data. Adjustments to shares are reviewed at reconstitution and for major corporate actions such as mergers.  Russell removes the following types of shares from total market capitalization to arrive at free-float market capitalization:

Corporate cross-owned shares — shares of a company in the index that are held by another company that is included in any other Russell index;

Large private and corporate holdings — shares held by an individual, a group of individuals acting together (e.g., the officers/directors group) or another listed corporation (that is not included in the index) if such shareholdings constitute 10% or more of the shares outstanding. Institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms, are not excluded unless the firm has a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and included with the officers/directors group in calculating the 10% threshold;

ESOP or LESOP shares — shares held by employee stock ownership plans and leveraged employee stock ownership plans that comprise 10% or more of a company’s outstanding shares;

Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange;

Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and

Government holdings — shareholdings listed as “government of”. Shares held by government investment boards and/or investment arms are treated like shares held by large private shareholdings and are excluded if the number of shares is greater than 10% of outstanding shares. Shares held by a government pension plan are considered institutional holdings and will not be excluded.

Corporate Actions Affecting the Index

Russell adjusts the index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the index and its weight in the index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, Russell estimates the effective date. Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice to its clients regarding the impact of the action and the effective date. If Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given. Russell applies the following methodology guidelines when adjusting the index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions

Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final. Deletions due to cash acquisitions may not require delisting confirmation from the exchange, provided all other conditions (regulatory & shareholder) have been achieved.

Between constituents:  When mergers and acquisitions take place between companies that are both constituents of a Russell index, the target company is deleted and its market capitalization simultaneously moves to the acquiring company’s stock. Russell categorizes the surviving entity based on a weighted average of the market value of the two companies prior to the merger using market values as of the day immediately before Russell determines that the action or event is final. Given sufficient market hours after confirmation, Russell effects this action after the close on the last day of trade of the target company.

Between a constituent and a non-constituent:  If the target company is a member of the Russell 2000® Index, it is deleted from the index after Russell determines that the action or event is final. If the acquiring company is a member of the Russell 2000® Index, its shares are adjusted by adding the target company’s market capitalization. If the target company is not a member of a Russell index, Russell will also analyze the transaction to determine whether it constitutes a reverse merger. A reverse merger occurs when the acquiring company is a private, non-publicly traded company or OTC company, and the acquisition results in a transaction whereby a new publicly traded company is created that meets all of the requirements for inclusion in a Russell index based on market capitalization using the opening price on the day after the merger or acquisition is considered final. In such a case, the newly formed entity will be placed in the Russell 2000® Index, if appropriate, and the target company will be simultaneously removed from the Russell 2000® Index, after the close of the market on the day after the merger is considered final. If the event does not qualify as a reverse merger, the target company is deleted after the action is determined to be final.

Reincorporation — Members of a Russell U.S. index, like the Russell 2000® Index, that reincorporate to another country and continue to trade in the United States and companies that reincorporate to the United States during the year are analyzed for assignment by Russell during annual reconstitution. Members that reincorporate in another country and no longer trade in the United States are immediately deleted from the Russell U.S. indices.

Rights Offerings — Rights offered to shareholders are reflected in the index only if the subscription price of the rights is at a discount to the market price. Provided that Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date. If Russell is unable to provide prior notice, it will delay the price adjustment until the appropriate notice has been given. This treatment applies for both transferable and non-transferable rights. Rights issued as part of a poison pill arrangement or entitlements that give shareholders the right to purchase ineligible securities such as convertible debt are excluded from this treatment.

Spin-offs— Spun-off companies are added to the parent company’s index if the spun-off company meets all the eligibility requirements of the index and its total market capitalization is greater than the market-adjusted total market capitalization of the smallest company in the Russell 3000E™ Index at the latest reconstitution. Spun-off companies are added to the index at the same time as they are spun-off from their parent company, which is on the completion date of the spin-off. The parent company’s market value will be reduced simultaneously on the Russell effective date.

Initial Public Offerings — Eligible initial public offerings are added to the Russell 2000® Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution, except that fourth quarter IPO additions will be processed after the close on the third Friday of each December.

Once IPO additions have been announced, an IPO may be added to the index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).

Tender Offers — A company acquired as a result of a tender offer is removed when (i) the tender offer period completes; (ii) shareholders have validly tendered, not withdrawn, and the shares have been accepted for payment; (iii) all regulatory requirements have been fulfilled; and (iv) the acquiring company is able to finalize the acquisition via a short-form merger, top-up option or other compulsory mechanism. In the case where all the above requirements have been fulfilled except for the acquiring company being able to finalize the acquisition through a compulsory mechanism, Russell will make a share adjustment to the target company’s shares, on a date pre-announced by Russell, in cases where the float-adjusted shares have decreased by 30% or more and the tender offer has fully completed and closed. If the acquiring company is issuing stock as part of the tender offer, the float-adjusted shares of that company will be increased concurrently with the decrease in the target company’s float-adjusted shares.

Delisted and Halted Stocks — When stocks are deleted from the index as a result of exchange de-listing or reconstitution, the price used will be the closing primary exchange price on the day the action is final (t), or the following day (t+1) using the closing OTC bulletin board price. Halted securities are not removed from the index until the time they are actually delisted from the exchange. If a security is halted, it remains in the index at the most recent closing price until the security resumes trading or is officially delisted. If, however, a stock is (i) halted due to financial difficulty/debt or cash flow issues for a period longer than 40 calendar days or (ii) suspended due to exchange listing rules or legal regulatory issues longer than one calendar quarter, Russell will review for removal on a case-by-case basis. Determinations will be made based upon reasonable likelihood of trade resumption and likelihood of residual value returned to equity holders. If removal is deemed appropriate, Russell will remove the stock at zero value at the end of the month. Stocks that are scheduled for changes but are halted or suspended prior to reconstitution will have their scheduled updates postponed and will be monitored for trade resumption. Once trading resumes, the securities changes will be announced and their positions will be updated accordingly.  Usually, notification for these changes will be made on the same day as these changes are made.  If sufficient notice is not possible, the updates will be delayed by one day.  Securities will be removed from the index using the closing price on the primary exchange of the securities.

Shares acquired in a partial acquisition or tender offer will be reviewed at annual reconstitution for inclusion in free float. Shares that are issued as a result of a partial acquisition or tender offer will be reviewed at month-end for inclusion (if greater than 5%). If a partial acquisition or tender offer includes a corporate action impacting all shareholders, Russell will give effect to the mandatory element of the event.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the index at the time of the bankruptcy filing (except when shareholder approval is required to finalize the liquidation plan, in which case the company will be removed once shareholder approval has been granted); whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade OTC, Russell may remove the stock at a nominal price of $0.0001.

Stock Distributions — A price adjustment for stock distributions is applied on the ex-date of the distribution. When the number of shares for the distribution is fixed, Russell increases the number of shares on the ex-date. When the number of shares is an undetermined amount based on future earnings and profits, Russell increases the number of shares on the pay-date.

Dividends – Russell includes gross dividends in the daily total return calculation of the index on the basis of their ex-dates. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as all cash. If the number of shares to be issued as a stock dividend is announced subsequently, Russell will give effect to the share change with appropriate notice. Regular cash dividends are reinvested across the index at the close on the dividend ex-date, while special cash dividends are subtracted from the price of the stock before the open on the ex-date.

Updates to Share Capital — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non-index member and other potential changes are generally updated at the end of the month in which the change is reflected in vendor-supplied updates. Russell verifies this information using publicly available information filed with the Securities and Exchange Commission. Russell only applies such changes if the aggregate change in the number of shares outstanding is greater than 5%. The float factor determined during the most recent annual reconstitution is applied to this figure, and only the available shares will be added to the index. No such changes are made in June due to the most recent annual reconstitution. Month-end changes in November and December will be processed as one event after the close on the third Friday of each December.

License Agreement

Frank Russell Company doing business as Russell Investment Group (“Russell”) and Goldman Sachs International have entered into a non-exclusive license agreement,  granting The Goldman Sachs Group, Inc. (“GS Group”), in exchange for a fee, permission to use the Russell 2000® Index in connection with the offer and sale of the notes.  GS Group is not affiliated with Russell; the only relationship between Russell and GS Group is the licensing of the use of the Russell 2000® Index (a trademark of Russell) and trademarks relating to the Russell 2000® Index.

GS Group does not accept any responsibility for the calculation, maintenance or publication of the Russell 2000® Index or any successor index.

The notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to GS Group is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to GS Group or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS,

OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS GROUP, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

iShares® MSCI EAFE ETF

The shares of the iShares® MSCI EAFE ETF are issued by iShares® Trust, a registered investment company.

The index fund is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (the “underlying index”). BlackRock Fund Advisors (“BFA”) serves as the index fund investment advisor to the index fund. The index fund’s shares trade on the NYSE Arca under the ticker symbol “EFA”. The index fund’s inception date was August 14, 2001.

We obtained the following fee information from the iShares® website without independent verification. The index fund investment advisor is entitled to receive a management fee from the index fund based on the index fund’s allocable portion of an aggregate management fee based on of the average daily net assets of the index fund and a set of other specified iShares® funds as follows: 0.35% per annum of aggregate net assets of the funds less than or equal to $30.0 billion, plus 0.32% per annum of the aggregate net assets of the funds on amounts in excess of $30.0 billion up to $60.0 billion, plus 0.28% per annum of the aggregate net assets of the funds on amounts in excess of $60.0 billion up to $90.0 billion, plus 0.252% per annum of the aggregate net assets of the funds on amounts in excess of $90.0 billion. As of December 31, 2014, the aggregate expense ratio of the fund was 0.33% per annum.

For additional information regarding iShares® Trust or BFA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSR for the period ended January 31, 2014) and other information iShares® Trust files with the SEC. In addition, information regarding the index fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at http://us.ishares.com/product_info/fund/overview/ EFA.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

Investment Objective

The index fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The index fund’s investment objective and the underlying index may be changed without the approval of BFA’s shareholders.

The following table displays the top holdings and weightings by industry sector of the index fund. (Sector designations are determined by the index fund investment advisor using criteria it has selected or developed. The index fund and the underlying index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between the index fund or the underlying index may reflect differences in methodology as well as actual differences in the sector composition of the index fund or the underlying index.) We obtained the information in the tables below from the index fund website without independent verification.

iShares® MSCI EAFE ETF Top Ten Holdings as of February 17, 2015

Index Fund Stock Issuer	Percentage (%)
NESTLE SA	1.89%
NOVARTIS AG	1.81%
ROCHE HOLDING AG	1.45%
TOYOTA MOTOR CORP	1.37%
HSBC HOLDINGS PLC	1.36%
ROYAL DUTCH SHELL PLC-A SHS	1.00%
BP PLC	0.98%

BAYER AG	0.91%
SANOFI SA	0.89%
COMMONWEALTH BANK OF AUSTRALIA	0.89%
Total	12.55%

iShares® MSCI EAFE ETF Weighting by Sector as of February 17, 2015*

Sector	Percentage (%)
Financials	25.64%
Industrials	12.60%
Consumer Discretionary	12.60%
Consumer Staples	11.19%
Health Care	11.07%
Materials	7.66%
Energy	5.59%
Information Technology	4.61%
Telecommunications	5.03%
Utilities	3.64%
Cash and/or Derivatives	0.39%
Total	100.02%

* Percentages may not sum to 100% due to rounding.

iShares® MSCI EAFE ETF Weighting by Country as of February 17, 2015*

Country	Percentage (%)
Japan	21.25%
United Kingdom	20.85%
France	9.80%
Switzerland	9.23%
Germany	9.23%
Australia	7.42%
Spain	3.36%
Hong Kong	3.16%
Sweden	3.11%
Netherlands	2.68%
Italy	2.25%
Denmark	1.50%
Singapore	1.47%
Belgium	1.32%
Other	3.35%
Total	99.98%

* Percentages may not sum to 100% due to rounding.

Representative Sampling

BFA uses a representative sampling strategy to attempt to track the performance of the underlying index. For the index fund, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the underlying index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the underlying index.

The index fund generally invests at least 90% of its assets in the securities of the underlying index and in depositary receipts representing securities of the underlying index. The index fund may invest the remainder of its assets in securities not included in the underlying index, but which BFA believes will help the index fund track the underlying index. The index fund may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the index fund may lend securities representing up to one-third of the value of the index fund’s total assets (including the value of the collateral received).

Tracking Error

The performance of the index fund and the underlying index may vary due to a variety of factors, including differences between the index fund’s assets and the underlying index, pricing differences, transaction costs, the index fund’s holding of cash, differences in timing of the accrual of dividends and differences between the index fund’s portfolio and the underlying index resulting from new or existing legal restrictions that apply to the index fund but not to the underlying index or to investors using a representative sampling strategy, in general.  BFA expects that, over time, the index fund’s tracking error will not exceed 5%. The index fund’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the index fund used an indexing strategy in which a index fund invests in substantially all of the securities in the underlying index in approximately the same proportions as in the underlying index.

As of December 31, 2014, iShares reported the following average annual returns on the market price of the index fund’s shares and the underlying index.  The market price of the index fund’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date.  Index fund shares: 1 year,-6.21; 3 years, 10.60; 5 years, 5.13; 10 years, 4.20; since inception, 5.25; underlying index: 1 year, -4.90; 3 years, 11.06; 5 years, 5.33; 10 years, 4.43; since index fund inception, 5.38.

Industry Concentration Policy

The index fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the underlying index is concentrated in that industry or group of industries.

Creation Units

The index fund issues and redeems shares at its net asset value per share only in blocks of 600,000 shares or multiples thereof (“creation units”). As a practical matter, only institutions, market makers or large investors purchase or redeem creation units. These transactions are usually effected in exchange for a basket of securities that generally corresponds pro rata to the index fund’s portfolio and an amount of cash. Except when aggregated in creation units, shares of the index fund are not redeemable securities. Redemptions of creation units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of the index fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the index fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the index fund. The index fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no representation or warranty as to its accuracy iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”).  The securities are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

License Agreement

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (BITC). The underlying index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the underlying index or any member of the public regarding the advisability of investing in the underlying index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the underlying index.

The MSCI® EAFE Index

The MSCI EAFE Index (the “index”) is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. Additional information about the MSCI Indices is available on the following website: http://www.msci.com/products/indices/country_and_regional/em/ methodology.html. Daily closing price information for the index is available on the following website: http://www.mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

The index is intended to provide performance benchmarks for the developed equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The constituent stocks of the index are derived from the constituent stocks in the 21 MSCI standard single country indices for the developed market countries listed above. The index is calculated in U.S. dollars on a total return net basis. The index was launched on December 31, 1969 at an initial value of 100.

MSCI divides the companies included in the index into ten Global Industry Classification Sectors: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities.

Construction of the MSCI Indices

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard. The index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. All of the MSCI Indices are standard indices, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe

Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives, limited partnerships and most investment trusts are not eligible for inclusion in the equity universe.

Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes. The investability screens used to determine the investable equity universe in each market are:

Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•                                          First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•                                          Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement (minimum free-float adjusted market capitalization for inclusion).

•                                          The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2014, the equity universe minimum size requirement was set at U.S. $196 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio. This measure attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. In the calculation of a security’s annualized traded value ratio, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of the 3-month annualized traded value ratio and 90% of 3-month frequency of trading over the last four consecutive quarters, as well as 20% of the 12-month annualized traded value ratio, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month annualized traded value ratio and 80% of 3-month frequency of trading over the last four consecutive quarters, as well as 15% of the 12-month annualized traded value ratio, are required for inclusion of a security in a market investable equity universe of an emerging market. In instances when a security does not meet the above criteria, the security will be represented by a relevant liquid eligible depositary receipt if it is trading in the same geographical region and meets the criteria for 12-month ATVR, 3-month ATVR and 3-month frequency of trading.

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI Indices, outside of a quarterly or semi-annual index review.

Minimum Foreign Room Requirement:  This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•           Investable Market Index (Large Cap + Mid Cap + Small Cap)

•           Standard Index (Large Cap + Mid Cap)

•           Large Cap Index

•           Mid Cap Index

•           Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size-segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices and emerging market indices, the market coverage for a standard index is 85% and 42.5% respectively. As of August 2014, the global minimum size range for a developed market standard index is a full market capitalization of USD 2.52 billion to USD 5.79 billion, and the global minimum size range for an emerging market standard index is a full market capitalization of USD 1.26 billion to USD 2.90 billion.

Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:

•                                          If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the index in order to reach the minimum number of required constituents.

•                                          At subsequent index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

Classifying Securities under the Global Industry Classification Standard

 All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.

Calculation Methodology for the MSCI Indices

The performance of each of the MSCI Indices is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange or exchanges in each market. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless

MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Companies may be listed simultaneously on more than one stock exchange in Japan. A company may apply for delisting from one stock exchange while remaining listed on other stock exchanges. For such delisting, Japanese stock exchanges generally give notice one month prior to the expected last trading date of the security to be delisted. Should such delisting involve a change in the primary exchange and/or trigger a change in the price source, MSCI will obtain the price of the security from the new primary exchange two weeks after an announcement of delisting from the stock exchange.

Daily Total Return Methodology

 The MSCI Indices are net daily total return indices. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. The current withholding tax rate used by MSCI to calculate the MSCI Japan Index is 15.315%. This net income is reinvested in the index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). In the case of the MSCI Japan Index, since many Japanese companies declare their dividends after the ex-date but make estimated dividends broadly available before the ex-date, an estimation of the dividend, or else the previous year dividend if no estimation is available, is reinvested on the ex-date. Certain dividends, including special/extra dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

Maintenance of the MSCI Indices

In order to maintain the representativeness of the MSCI Indices, structural changes may be made by adding or deleting component securities. Currently, such changes in the MSCI Indices may generally only be made on four dates throughout the year: after the close of the last scheduled business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the MSCI Indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the indices as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization is not at least two-thirds of one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. All changes resulting from corporate events are announced prior to their implementation in the indices, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice or small size (less than 5% of the company’s outstanding shares) were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Small changes in the number of shares resulting from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks, are generally updated at the quarterly index review rather than at the time of the change. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

Daily closing price information for the MSCI Indices is available on the following website: http://www.msci.com. We are not incorporating by reference that website or any material it includes in this prospectus supplement.

iShares® MSCI Emerging Markets ETF

The shares of the iShares® MSCI Emerging Markets ETF (the “fund”) are issued by iShares, Inc. (the “company”). The Company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the fund is one. On July 1, 2013, the iShares® MSCI Emerging Markets Index Fund changed its name to the iShares® MSCI Emerging Markets ETF.

•           The fund is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the index.

•           The index it tracks is the MSCI Emerging Markets Index (the “index”).

•           Investment Advisor: BlackRock Fund Advisors (“BFA”).

•           The fund’s shares trade on the NYSE Arca under the ticker symbol “EEM”.

•           The company’s SEC CIK Number is 0000930667.

•           The fund’s inception date was April 7, 2003.

•           The fund’s shares are issued or redeemed only in creation units of 450,000 shares or multiples thereof.

The index was launched on December 31, 1987 with an initial level of 100.

We obtained the following fee information from the iShares® website without independent verification. The investment advisor is entitled to receive a management fee from the fund based on the fund’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the fund and a set of other specified iShares® funds as follows: 0.75% per annum of the aggregate net assets of the funds less than or equal to U.S. $14.0 billion, plus 0.68% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $14.0 billion up to U.S. $28.0 billion, plus 0.61% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $28.0 billion up to U.S. $42.0 billion, plus 0.54% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $42.0 billion up to U.S. $56.0 billion, plus 0.47% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $56.0 billion up to U.S. $70.0 billion, plus 0.41% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $70.0 billion up to U.S. $84.0 billion, plus 0.35% per annum of the aggregate net assets of the funds in excess of U.S. $84.0 billion. As of December 31, 2014, the aggregate expense ratio of the fund was 0.68% per annum.

For additional information regarding the company or BFA, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the fiscal year ended August 31, 2014) and other information the company files with the SEC. In addition, information regarding the fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website at http://us.ishares.com/product_info/fund/overview/EEM.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

Investment Objective

The fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the index. The fund’s investment objective and the index may be changed at any time, without the approval of BFA’s shareholders.

The following tables display the top holdings and weightings by industry sector of the fund. (Sector designations are determined by the fund sponsor using criteria it has selected or developed. Fund advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between funds or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or funds.) We obtained the information in the tables below from the fund website without independent verification.

iShares® MSCI Emerging Markets ETF Top Ten Holdings as of February 17, 2015

Fund Stock Issuer	Percentage (%)
SAMSUNG ELECTRONICS LTD	3.50%
TAIWAN SEMICONDUCTOR MANUFAC	2.95%
TENCENT HOLDINGS LTD	2.20%
CHINA MOBILE LTD	2.15%
CHINA CONSTRUCTION BANK-H	1.52%
NASPERS LTD-N SHS	1.42%
IND & COMM BK OF CHINA-H	1.37%
BANK OF CHINA LTD.	1.15%
AMERICA MOVIL L ORD	0.94%
ITAU UNIBANCO HOLDING SA PREF	0.88%
Total	18.08%

iShares® MSCI Emerging Markets ETF Weighting by Sector as of February 17, 2015*

Sector	Percentage (%)
Financials	28.31%
Information Technology	18.51%
Energy	8.11%
Consumer Discretionary	9.02%
Consumer Staples	8.10%
Materials	7.33%
Telecommunication Services	7.73%
Industrials	6.59%
Utilities	3.25%
Health Care	2.24%
Total	99.19%

* Percentages may not sum to 100% due to rounding.

iShares® MSCI Emerging Markets ETF Weighting by County as of February 17, 2015*

Country	Percentage (%)
China	21.77%
Korea (South)	14.50%
Taiwan	12.64%
Brazil	8.14%
South Africa	8.04%
India	7.52%
Mexico	4.74%
Russian Federation	3.75%
Malaysia	3.50%
Indonesia	2.69%
Thailand	2.36%
Turkey	1.63%
Poland	1.49%
Chile	1.40%
Philippines	1.35%
Other	4.14%
99.66%

* Percentages may not sum to 100% due to rounding.

Representative Sampling

BFA uses a representative sampling strategy to attempt to track the performance of the index. For the fund, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the index.

The fund generally invests at least 90% of its assets in the securities of the index and in depositary receipts representing securities of the index. The fund may invest the remainder of its assets in securities not included in the index, but which BFA believes will help the fund track the index. The fund may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the fund may lend securities representing up to one-third of the value of the fund’s total assets (including the value of the collateral received). The fund invests all of its assets that are invested in India in a wholly owned subsidiary located in the Republic of Mauritius. BFA also serves of the investment advisor of the subsidiary.

Tracking Error

The performance of the fund and the index may vary due to a variety of factors, including differences between the fund’s assets and the index, pricing differences, transaction costs, the fund’s holding of cash, differences in timing of the accrual of dividends and differences between the fund’s portfolio and the index resulting from new or existing legal restrictions that apply to the fund but not to the index or to investors using a representative sampling strategy in general. BFA expects that, over time, the fund’s tracking error will not exceed 5%. The fund’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the fund used an indexing strategy in which a fund invests in substantially all of the securities in its index in approximately the same proportions as in the index.

As of January 31, 2015, the fund’s annualized performance difference (as compared to the index returns), or the “tracking error”, was 0.62% over the last year, 0.63% over the last three years, 0.79% over the last five years, 0.77% over the last ten years,  and 0.44% since the fund’s inception date.

Industry Concentration Policy

The fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the index is concentrated in that industry or group of industries.

The MSCI® Emerging Markets Index

The MSCI Emerging Markets Index, (the “index”) is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets. Additional information about the MSCI Indices is available on the following website: http://www.msci.com/products/indices/country_and_regional/em/methodology.html. Daily closing price information for the index is available on the following website: http://www.mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

The index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this prospectus supplement, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The constituent stocks of the MSCI Emerging Markets Index are derived from the constituent stocks in the 23 MSCI standard single country indices for the emerging market countries listed above. The index is calculated in U.S. dollars on a total return net basis. The index was launched on December 31, 1987 at an initial value of 100.

For additional information about the construction, calculation methodology and maintenance of the index, please see “iShares® MSCI EAFE ETF — Construction of the MSCI Indices”, “iShares® MSCI EAFE ETF — Calculation Methodology for the MSCI Indices” and “iShares® MSCI EAFE ETF — Maintenance of the MSCI Indices”, respectively, on pages S-44, S-46 and S-47 of this prospectus supplement, respectively.

Historical Closing Levels of the Basket Underliers

The closing levels of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the basket underliers as an indication of the future performance of the basket underliers of the basket.  We cannot give you any assurance that the future performance of the basket underliers or the underlier stocks will result in your receiving an amount greater than $1,030.00 for each $1,000 outstanding face amount of your notes on the stated maturity date.  In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, the trend reflected in the historical performance of the basket underliers may be less likely to be indicative of the performance of the basket underliers during the period from the trade date to the final averaging date and of the final basket level than would otherwise have been the case.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket underliers.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels of the basket underliers between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of the basket underliers over the life of the offered notes, as well as the payment amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from March 4, 2005 through March 4, 2015. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.  Although the official closing levels of the Russell 2000® Index are published to six decimal places by the index sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

Historical Basket Levels

The following graph is based on the basket closing level for the period from March 4, 2005 through March 4, 2015. We derived the basket closing levels based on the method to calculate the basket closing level as described in this prospectus supplement and on actual closing levels of the relevant basket underliers on the relevant dates. The basket closing level has been normalized such that its hypothetical level on March 4, 2005 is represented as 100. As noted in this prospectus supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers. The table is for illustrative purposes only. The historical basket levels may bear little relation to the basket closing levels of your notes.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a regulated investment company;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a partnership;

•                  a person that owns the notes as a hedge or that is hedged against interest rate risks;

•                  a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to      % per annum,

compounded semi-annually with a projected payment at maturity of $      based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 Note) as of End of Accrual Period
through December 31, 2015
January 1, 2016 through December 31, 2016
January 1, 2017 through December 31, 2017
January 1, 2018 through December 31, 2018
January 1, 2019 through December 31, 2019
January 1, 2020 through December 31, 2020
January 1, 2021 through

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is  sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize income or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any income you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Notwithstanding the rules described above, special rules apply to a contingent payment debt instrument where all the remaining contingent payments on such instrument become fixed more than six months before all of the contingent payments on such instrument become due.

This rule would apply to your notes, for example, if on a date that is more than six months prior to maturity it becomes mathematically impossible for the notes to pay upon their maturity any amount other than the face amount of the notes plus the minimum return. Although not entirely clear, we think that in such a case it would be reasonable for an initial holder of the notes to recognize an ordinary loss equal to any interest previously accrued on the notes in excess of the minimum return, and to cease accruing interest over the remainder of the notes. Thereafter, any gain or loss you recognize from a subsequent sale of the notes should generally be characterized as capital gain or loss.

The application to your notes of the rules governing contingent payments that become fixed are not clear, and the Internal Revenue Service could assert that the tax consequences to you should be different than described above. You are urged to consult your tax advisor regarding the application of these rules to your particular circumstances.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

In addition, the Treasury Department has issued proposed regulations under which amounts paid or deemed paid on certain financial instruments that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. The proposed regulations, if finalized in their current form, would apply to payments made or deemed made on or after January 1, 2016. In a recently published notice, the Internal Revenue Service and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to financial instruments that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, should not apply to the notes. As significant aspects of the application of these regulations to the notes are uncertain, depending upon the exact content of any final regulations, we may be required to withhold such taxes if any dividends are paid on any ETFs included in the basket during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations (or subsequent regulations and other official guidance) to amounts you receive on the notes and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

 Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2017.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement.  Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount. The original issue price for notes purchased by certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this prospectus supplement with respect to such notes to             %.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on March 12, 2015, which is expected to be the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes shall require the Issuer or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 274A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement the accompanying prospectus is current only as of the respective dates of such documents.

		$ The Goldman Sachs Group, Inc. Basket-Linked Notes due Goldman, Sachs & Co.

Summary Information	S-2
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-10
Specific Terms of Your Notes	S-22
Use of Proceeds	S-30
Hedging	S-30
The Basket Underliers	S-31
Supplemental Discussion of Federal Income Tax Consequences	S-58
Employee Retirement Income Security Act	S-62
Supplemental Plan of Distribution	S-63

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120